Exhibit 99.1

PRESS RELEASE	Contact: Peter G. Wiese
FOR IMMEDIATE RELEASE	Executive Vice President & CFO
(530) 898-0300

TriCo Bancshares Declares Quarterly Dividend
and Announces 2021 Share Repurchase Program

Chico, CA – (March 1, 2021) – The Board of Directors of TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, declared a quarterly cash dividend of $0.25 (twenty-five cents) per share on its common stock, on February 25, 2021. This represents an increase of 13.6% or $0.03 (three cents) per share as compared to the $0.22 per share dividend paid in December 2020. The current dividend is payable on March 26, 2021 to holders of record on March 12, 2021.

In addition, the Board approved the authorization to repurchase up to 2,000,000 shares of the Company’s common stock, no par value per share which approximates 6.7% of the currently outstanding common shares. The Company’s 2021 Share Repurchase Program will replace the current 2019 Share Repurchase Program which has been terminated.

Peter Wiese, EVP and Chief Financial Officer commented; “The Company has a 28 year long history of rewarding shareholders with cash dividends and we are pleased to announce that this marks our 113th consecutive quarterly payment. While the Company, like many other financial companies in recent weeks, has experienced considerable growth in its share price and therefore has reduced the volume of actual share repurchases, this expansion of our share repurchase program provides us with an on-going capital management tool."

The actual timing of any share repurchases will be determined by the Company's management and therefore the total value of the shares to be purchased under the program is subject to change. Based on the closing price of the Company's stock on February 26, 2021 of $43.07, the repurchase of all shares authorized under the 2021 Share Repurchase Program would represent approximately $86.1 million in value. During the year ended December 31, 2020, the Company repurchased approximately 859,000 shares at an average price of $30.66 or $26.3 million in value.

The Company presently expects to repurchase outstanding shares from time-to-time (i) to generally offset the dilutive impact of employee stock-based compensation plans, including option exercises and restricted unit vesting, and (ii) to reduce share count via share repurchases as and when attractive opportunities arise. The amount and timing of future repurchases may vary depending on applicable legal requirements, market conditions and the Company's financial performance and capital planning considerations. The repurchase program does not include specific price targets; may be executed through open market purchases, privately negotiated transactions, plans created in accordance with Rule 10b5-1, or as otherwise permitted; and may be suspended under certain conditions. Any repurchased shares will be retired.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.